Exhibit 99.1

LMP Corporate Loan Fund Inc.

Announces Tender Offer for Auction Rate Preferred Stock

New York, NY (May 18, 2015) — LMP Corporate Loan Fund Inc. (the “Fund”) (NYSE: TLI) announced today that the Fund’s Board of Directors has approved a tender offer for up to 100% of its outstanding Auction Rate Cumulative Preferred Stock, Series A and Series B (“ARPS”) at a price equal to 90% of the liquidation preference of $25,000 per share (or $22,500 per share), plus any unpaid dividends accrued through the termination date of the tender offer. The Fund intends to commence its tender offer on or about May 26, 2015 with the expiration of the tender offer currently expected to be June 23, 2015.

The tender offer will be made, and the stockholders of the Fund will be notified, in accordance with the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, and other applicable rules and regulations. The tender offer described in this announcement has not yet commenced. This announcement is not an offer to purchase or a solicitation of an offer to buy shares of the Fund. The tender offer will be made only by an offer to purchase, a related letter of transmittal, and related documents. As soon as the tender offer commences, the Fund will file a tender offer statement on Schedule TO with the SEC. STOCKHOLDERS OF THE FUND SHOULD READ THESE DOCUMENTS BECAUSE THEY CONTAIN OR WILL CONTAIN THE TERMS OF THE TENDER OFFER. Documents filed with the SEC are available to investors for free at the SEC’s website (http://www.sec.gov).

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LMP Corporate Loan Fund Inc. is a non-diversified, closed-end management investment company. The Fund’s investment objective is to maximize current income consistent with prudent efforts to preserve capital. The Fund is managed by Legg Mason Partners Fund Advisor, LLC, a wholly owned subsidiary of Legg Mason, Inc.. Additional information regarding the matters addressed in the press release may be announced subsequently via press release, which can be accessed at www.lmcef.com. Hard copies of the Fund’s complete audited financial statements are available free of charge upon request.

THIS RELEASE IS NOT A PROSPECTUS, CIRCULAR OR REPRESENTATION INTENDED FOR USE IN THE PURCHASE OR SALE OF FUND SHARES. THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “BELIEVE,” “CONTINUE” OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND’S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUND’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

For more information, please call 1-888-777-0102 or consult the Fund’s web site at www.lmcef.com.

Media Contact: Maria Rosati — (212) 805-6036, mrosati@leggmason.com.

Legg Mason Investor Services, LLC is a subsidiary of Legg Mason, Inc.

© 2015 Legg Mason Investor Services, LLC. Member FINRA, SIPC